 Exhibit 23.1—Consent of RBSM LLP

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated June 25, 2015, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, on the consolidated financial statements of ABCO Energy, Inc. which is incorporated herein by reference in this Registration Statement on Form S-8.

/s/ RBSM LLP
Henderson, Nevada
September  23, 2016